As filed with the Securities and Exchange Commission on December 6, 2010.
                                                             File No. 333-145087

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM SB-2
ON
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARK CITY GROUP, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada	37-1454128
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3160 Pinebrook Road, Park City, UT 84098 (435) 645-2000	Randy K. Fields Chief Executive Officer, Chairman and Director 3160 Pinebrook Road, Park City, UT 84098 (435) 645-2000
(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices),	(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after this registration statement becomes effective
(Approximate date of commencement of proposed sale to public)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Daniel W. Rumsey, Managing Partner
Disclosure Law Group, LLP
501 W. Broadway, Suite 800
San Diego, CA 92101
(619) 795-1134

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE (NOT PART OF THE PROSPECTUS)

The Registrant hereby files this Post-Effective Amendment No. 1 to its Registration Statement on Form SB-2 (No. 333-145087) filed with the Securities and Exchange Commission on August 3, 2007.  This Post-Effective Amendment on Form S-3 is being filed to convert the Registration Statements on Form SB-2 (No. 333-145087) into a Registration Statement on Form S-3, in reliance on Rule 401 under the Securities Act of 1933, as amended, and contains an updated prospectus relating to the offering and sale of the common stock remaining available for issuance under the Registration Statement.  This Post-Effective Amendment amends and restates the information contained in the Registration Statement under the headings contained herein.

The Registrant previously paid a registration fee of $236.00 in connection with the filing of the initial Registration Statement on Form SB-2 (No. 333-145087) filed with the Securities and Exchange Commission on August 3, 2007, to register the 2,558,433 shares of our common stock, of which 2,371,268 are to be offered for resale under this Registration Statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED WITHOUT NOTICE. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

Prospectus, Subject to Completion, Dated December 6, 2010

PROSPECTUS

2,371,268 SHARES COMMON STOCK

This is an offering (the "Offering") of up to an aggregate of 2,371,268 shares (the "Shares") of common stock, $0.01 par value, of Park City Group, Inc., a Nevada corporation ("we", "us", “the Company,” or "Park City Group"), by the selling stockholders named in this prospectus (the "Selling Stockholders"). Of the Shares, 608,804  are issuable upon exercise of warrants to purchase common stock expiring on or prior to June 22, 2012 (the "Warrants") and 1,762,464 are issuable upon the conversion of our outstanding shares of Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred"),  in each case issued by us in private placements of securities or other transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 and is traded on the NYSE AMEX (formerly known as the American Stock Exchange) under the symbol “PCYG”. The last reported sales price per share of our common stock as reported by the AMEX on December 3, 2010, was $5.03.

Investing in our securities involves risk. You should carefully consider the risk factors beginning on page 2 of this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 6, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

-i-

PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS.  THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.  YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS".  UNLESS WE STATE OTHERWISE, THE TERMS "WE", "US", "OUR", "COMPANY", "MANAGEMENT", OR SIMILAR TERMS COLLECTIVELY REFER TO PARK CITY GROUP, INC., A NEVADA CORPORATION, AND ITS SUBSIDIARY, AS WELL AS THEIR RESPECTIVE PREDECESSORS.  SOME OF THE STATEMENTS IN THIS “PROSPECTUS SUMMARY" ARE FORWARD-LOOKING STATEMENTS.  SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS".

ABOUT THIS PROSPECTUS

    This prospectus constitutes part of the registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration or continuous offering process. It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the securities being offered by the selling shareholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission is not necessarily complete, and in each instance, reference is made to the copy of the document filed.

    This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement, or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

    You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

    Unless otherwise indicated in this prospectus or the context otherwise requires, references to “we”, “us”, “Park City Group”, “the Company” or “our Company” refer to Park City Group, Inc. and its wholly owned subsidiaries.

ABOUT OUR COMPANY

    The Company is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it.  Our service increases our customers’ sales and profitability while enabling lower inventory levels for both retailers and their suppliers.

    The Company is incorporated in the state of Nevada.  The Company’s 98.76% and 100% owned subsidiaries, Park City Group, Inc. and Prescient Applied Intelligence, Inc., respectively, are incorporated in the state of Delaware.  All intercompany transactions and balances have been eliminated in consolidation.

    The Company designs, develops, markets and supports proprietary software products. These products are designed to be used to facilitate improved business processes between all key constituents in the supply chain, starting with the retailer and moving back to suppliers and eventually raw material providers. In addition, the Company has built a consulting practice for business process improvement that centers around the Company’s proprietary software products and through establishment of a neutral and “trusted” third party relationship between retailers and suppliers. The principal markets for the Company's products are multi-store retail and convenience store chains, branded food manufacturers, suppliers and distributors, and manufacturing companies which have operations in North America, Europe, Asia and the Pacific Rim.

    We market our services to businesses primarily on a subscription basis.  However, we do deliver our services on a license basis.  Our efforts are focused on a direct sales model and indirectly through qualified partners and service providers.

    The principal executive offices of the Company are located at 3160 Pinebrook Road, Park City, Utah 84098.  The telephone number is (435) 645-2000.  The website address is http://www.parkcitygroup.com.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The statements contained in this Form S-3 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate”, “expect”, “intend”, “plan”, “will”, “the Company believes”, “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

RISK FACTORS

    An investment in our common stock is subject to many risks. You should carefully consider the risks discussed below or incorporated by reference into this prospectus and the applicable prospectus supplement, including the financial statements and the related notes, before you decide whether to invest in our common stock. You should also consider the risks, uncertainties and assumptions discussed under the caption "Risk Factors" included in our Annual Report on Form 10-K for the year ended June 30, 2010, and in subsequent filings, which are incorporated by reference into this prospectus. Our business, operating results and financial condition could be harmed by any of the following risks.  The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Risks Related to the Company

    The Company has incurred substantial indebtedness and there can be no assurance that the Company will be able to pay such indebtedness when it comes due.

    The Company’s total liabilities are approximately $7.25 million at September 30, 2010. As of June 30, 2010, approximately $4.1 million of indebtedness was converted into Series B Preferred.  The Series B Preferred are entitled to receive cash dividends out of funds legally available therefore at a rate of 12%, which rate increases to 15% beginning three years after the date of issuance, and 18% beginning five years after the date of issuance.  No assurances can be given that the Company will be able to satisfy existing or additional liabilities when the same become due and payable.

    The Company has incurred losses in the past and there can be no assurance that the Company will achieve profitability in the future.

    The Company’s marketing strategy emphasizes sales to clients acquired as a result of the Prescient Merger, as well as sales of subscription based services instead of annual licenses. If this marketing strategy fails, revenues and operations will be negatively affected.

    For the fiscal year ended June 30, 2010, the Company had net income of $176,991 compared to a net loss of $4,041,377, for the fiscal year ended June 30, 2009. There can be no assurance that the Company will reliably or consistently operate profitably during future fiscal years. If the Company does not operate profitably in the future the Company’s current cash resources will be used to fund the Company’s operating losses.  If this were to continue, in order to continue the Company’s operations, the Company would need to raise additional capital.  Continued losses would have an adverse effect on the long term value of the Company’s common stock and any investment in the Company.  The Company cannot give any assurance that the Company will ever generate significant revenue or have sustainable profits.

    The Company’s liquidity and capital requirements will be difficult to predict, which may adversely affect the Company’s cash position in the future.

    Historically, the Company has been successful in raising capital when necessary which includes stock issuances, securing loans from its officers, directors, including its Chief Executive Officer and majority stockholder in order to fund its operations in addition to proceeds collected from sales; however, there can be no assurances that it will be able to do so in the future. The Company anticipates that it will have adequate cash resources to fund its operations for at least the next 12 months.  Thereafter, its liquidity and capital requirements will depend upon numerous other factors, including the following:

•	The extent to which the Company’s products and services gain market acceptance;
•	The progress and scope of product evaluations;
•	The timing and costs of acquisitions and product and services introductions;
•	The extent of the Company’s ongoing research and development programs; and
•	The costs of developing marketing and distribution capabilities.

    If in the future, the Company is required to seek additional financing in order to fund its operations and carry out its business plan, there can be no assurance that such financing will be available on acceptable terms, or at all, and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in the Company’s best interests.

    Operating results may fluctuate, which makes it difficult to predict future performance.

    Management expects a portion of the Company’s revenue stream to come from the sale of subscriptions, license sales, maintenance and services charged to new customers that will fluctuate in amounts because predicting future sales is difficult and involve speculation.  In addition, the Company may potentially experience significant fluctuations in future operating results caused by a variety of factors, many of which are outside of its control, including:

•	Demand for and market acceptance of new products;
•	Introduction or enhancement of products and services by the Company or its competitors;
•	Capacity utilization;
•	Technical difficulties, system downtime;
•	Fluctuations in data communications and telecommunications costs;
•	Maintenance subscriber retention;
•	The timing and magnitude of capital expenditures and requirements;
•	Costs relating to the expansion or upgrading of operations, facilities, and infrastructure;
•	Changes in pricing policies and those of competitors;
•	Composition and duration of product mix including license sales, consulting fees, and the timing of software rollouts;
•	Changes in regulatory laws and policies; and
•	General economic conditions, particularly those related to the information technology industry.

    Because of the foregoing factors, future operating results may fluctuate.  As a result of such fluctuations, it is difficult to predict operating results.  Period-to-period comparisons of operating results are not necessarily meaningful and should not be relied upon as an indicator of future performance.  In addition, a relatively large portion of the Company’s expenses will be fixed in the short-term, particularly with respect to facilities and personnel.  Therefore, future operating results will be particularly sensitive to fluctuations in revenues because of these and other short-term fixed costs.

    The Company will need to effectively manage its growth in order to achieve and sustain profitability.  The Company’s failure to manage growth effectively could reduce its sales growth and result in continued net losses.

    To achieve continual and consistent profitable operations on a fiscal year on-going basis, the Company must have significant growth in its revenues from the sale of its products and services.  If the Company is able to achieve significant growth in future sales and expands the scope of its operations, the Company’s management, financial condition, and operational capabilities, procedures and controls could be strained.  The Company cannot be certain that its existing or any additional capabilities, procedures, systems, or controls will be adequate to support the Company’s operations.  The Company may not be able to design, implement, or improve its capabilities, procedures, systems, or controls in a timely and cost-effective manner.  Failure to implement, improve and expand the Company’s capabilities, procedures, systems, or controls in an efficient and timely manner could reduce the Company’s sales growth and result in a reduction of profitability or increase of net losses.

    The Company’s officers and directors have significant control over it, which may lead to conflicts with other stockholders over corporate governance.

    The Company’s officers and directors, including the Chief Executive Officer, control approximately 51.37% of the Company’s common stock.  The Company’s Chief Executive Officer, Randall K. Fields, individually, controls 46.66% of the Company’s common stock.

    Consequently, Mr. Fields, individually, and the Company’s officers and directors, as stockholders acting together, will be able to significantly influence all matters requiring approval by the Company’s stockholders, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions.

    The Company’s corporate charter contains authorized, unissued “blank check” preferred stock that can be issued without stockholder approval with the effect of diluting then current stockholder interests.

    The Company’s certificate of incorporation currently authorizes the issuance of up to 30,000,000 shares of “blank check” preferred stock with designations, rights, and preferences as may be determined from time to time by the Company’s board of directors.  In June 2007, the Company completed the sale of 584,000 shares of its Series A Preferred, of which 648,396 shares were issued and outstanding as December 2, 2010. Effective June 30, 2010 the company authorized the issuance and right to sell Series B Preferred, of which 411,927 were issued and outstanding as of December 2, 2010.  The Company’s board of directors is empowered, without stockholder approval, to issue one or more additional series of preferred stock with dividend, liquidation, conversion, voting, or other rights that could dilute the interest of, or impair the voting power of, the Company’s common stockholders.  The issuance of an additional series of preferred stock could be used as a method of discouraging, delaying, or preventing a change in control.

    Because the Company has never paid dividends on its common stock, you should exercise caution before making an investment in the Company.

    The Company has never paid dividends on its common stock and does not anticipate the declaration of any dividends pertaining to its common stock in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of the Company’s business.  The Company’s board of directors will determine future dividend policy at their sole discretion and future dividends will be contingent upon future earnings, if any, obligations of the stock issued, The Company’s financial condition, capital requirements, general business conditions and other factors.  Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by the Company in the future.  Therefore, there can be no assurance that dividends will ever be paid on its common stock.

    The Company’s business is dependent upon the continued services of the Company’s founder and Chief Executive Officer, Randall K. Fields; should the Company lose the services of Mr. Fields, the Company’s operations will be negatively impacted.

    The Company’s business is dependent upon the expertise of its founder and Chief Executive Officer, Randall K. Fields.  Mr. Fields is essential to the Company’s operations.  Accordingly, an investor must rely on Mr. Fields’ management decisions that will continue to control the Company’s business affairs.  The Company currently maintains key man insurance on Mr. Fields’ life in the amount of $10,000,000; however, that coverage would be inadequate to compensate for the loss of his services. The loss of the services of Mr. Fields would have a materially adverse effect upon the Company’s business.

    If the Company is unable to attract and retain qualified personnel, the Company may be unable to develop, retain or expand the staff necessary to support its operational business needs.

    The Company’s current and future success depends on its ability to identify, attract, hire, train, retain and motivate various employees, including skilled software development, technical, managerial, sales, marketing and customer service personnel. Competition for such employees is intense and the Company may be unable to attract or retain such professionals. If the Company fails to attract and retain these professionals, the Company’s revenues and expansion plans may be negatively impacted.

    The Company’s officers and directors have limited liability and indemnification rights under the Company’s organizational documents, which may impact its results.

    The Company’s officers and directors are required to exercise good faith and high integrity in the management of the Company’s affairs.  The Company’s certificate of incorporation and bylaws, however, provide, that the officers and directors shall have no liability to the stockholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. As a result, an investor may have a more limited right to action than he would have had if such a provision were not present. The Company’s certificate of incorporation and bylaws also require it to indemnify the Company’s officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate the Company’s business or conduct the Company’s internal affairs, provided that the officers and directors reasonably believe such actions to be in, or not opposed to, the Company’s best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

Business Operations Risks

    If the Company’s marketing strategy fails, its revenues and operations will be negatively affected.

    The Company plans to concentrate its future sales efforts towards marketing the Company’s applications and services. These applications and services are designed to be highly flexible so that they can work in multiple retail and supplier environments such as grocery stores, convenience stores, specialty retail, and route-based delivery environments.  There is no assurance that the public will accept the Company’s applications and services in proportion to the Company’s increased marketing of this product line.  The Company may face significant competition that may negatively affect demand for its applications and services, including the public’s preference for the Company’s competitors’ new product releases or updates over the Company’s releases or updates.  If the Company’s applications and services marketing strategies fail, the Company will need to refocus its marketing strategy toward other product offerings, which could lead to increased development and marketing costs, delayed revenue streams, and otherwise negatively affect the Company’s operations.

    Because the Company’s emphasis is on the sale of subscription based services rather than annual license fees, the Company’s revenues may be negatively affected.

    Historically, the Company offered applications and related maintenance contracts to new customers for a one-time, non-recurring up front license fee and provided an option for annually renewing their maintenance agreements.  As a result of the Company’s shift away from offering its solutions for a one-time licensing fee, the Company is now principally offering prospective customers monthly subscription based licensing of its products.  The Company’s customers may now choose to acquire a license to use the software on an Application Solution Provider basis (also referred to as ASP) resulting in monthly charges for use of the Company’s software products and maintenance fees.  The Company’s conversion from a strategy of one-time, non-recurring licensing based model to a monthly recurring fees based approach is subject to the following risks:

•	The Company’s customers may prefer one-time fees rather than monthly fees;
•	Because the public awareness pertaining to the Company's Application Solution Provider services will be delayed until the Company begins its marketing campaign to promotes those services, the Company's revenues may decrease over the short term;
•
We expect to continue to derive a significant portion of our revenue from renewal of software subscriptions and, to a lesser extent, service fees from our existing customers. As a result, maintaining the renewal rate of our software subscriptions is critical to our future success. Factors that may affect the renewal rate for our solutions include: the price, performance and functionality of our solutions, the availability, price, performance and functionality of competing products and services, and the effectiveness of our maintenance and support services; and

•
There may be a threshold level (number of locations) at which the monthly based fee structure may not be economical to the customer, and a request to convert from monthly fees to an annual fee could occur.

    The Company faces threats from competing and emerging technologies that may affect its profitability.

    The markets for the Company’s type of software products and that of its competitors are characterized by:

•	Development of new software, software solutions, or enhancements that are subject to constant change;
•	Rapidly evolving technological change; and
•	Unanticipated changes in customer needs.

    Because these markets are subject to such rapid change, the life cycle of the Company’s products is difficult to predict; accordingly, the Company is subject to the following risks:

•	Whether or how the Company will respond to technological changes in a timely or cost-effective manner;
•
Whether the products or technologies developed by the Company’s competitors will render the Company’s products and services obsolete or shorten the life cycle of the Company’s products and services; and

•	Whether the Company’s products and services will achieve market acceptance.

    If the Company is unable to adapt to constantly changing markets and to continue to develop new products and technologies to meet the customers’ needs, the Company’s revenues and profitability will be negatively affected.

    The Company’s future revenues are dependent upon the successful and timely development and licensing of new and enhanced versions of its products and potential product offerings suitable to the customer’s needs.  If the Company fails to successfully upgrade existing products and develop new products, and those new products do not achieve market acceptance, the Company’s revenues will be negatively impacted.

    The Company faces risks associated with the loss of maintenance and other revenue.

    The Company has historically experienced the loss of long term maintenance customers as a result of the reliability of some of its products. Some customers may not see the value in continuing to pay for maintenance that they do not need or use, and in some cases, customers have decided to replace the Company’s applications or maintain the system on their own.  The Company continues to focus on these maintenance clients by providing new functionality and applications to meet their business needs.  The Company also may lose some maintenance revenue due to consolidation of industries, macroeconomic conditions, or customer operational difficulties that lead to their reduction of size.  In addition, future revenues will be negatively impacted if the Company fails to add new maintenance customers that will make additional purchases of the Company’s products and services.

    The Company faces risks associated with new product introductions.

    The Company commercialized its Supply Chain Profit Link product and is continuing to receive and analyze market and product data.  Additionally, the Company is scheduled to commercialize ScoreTracker prior to the end of the quarter ending December 31, 2010. The following risks apply to both Supply Chain Profit Link and ScoreTracker:

•
It may be difficult for the Company to predict the amount of service and technological resources that will be needed by new SCPL or ScoreTracker customers, and if the Company underestimates the necessary resources, the quality of its service will be negatively impacted thereby undermining the value of the product to the customer.

•	The Company lacks the experience with this new product and its market acceptance to accurately predict if it will be a profitable product.
•
Technological issues between the Company and the customer may be experienced in capturing data, and these technological issues may result in unforeseen conflicts or technological setbacks when implementing the software. This may result in material delays and even result in a termination of the engagement with the customer.

•	The customer’s experience with SCPL or ScoreTracker, if negative, may prevent the Company from having an opportunity to sell additional products and services to that customer.
•
If the customer does not use the product as the Company recommends and fails to implement any needed corrective action(s), it is unlikely that the customer will experience the business benefits from the software and may therefore be hesitant to continue the engagement as well as acquire any additional software products from the Company.

•	Delays in proceeding with the implementation of the SCPL or ScoreTracker product by a new customer will negatively affect the Company’s cash flow and its ability to predict cash flow.

    The Company faces risks associated with proprietary protection of the Company’s software.

    The Company’s success depends on the Company’s ability to develop and protect existing and new proprietary technology and intellectual property rights.  The Company seeks to protect its software, documentation and other written materials primarily through a combination of patents, trademarks, and copyright laws, trade secret laws, confidentiality procedures and contractual provisions.  While the Company has attempted to safeguard and maintain the Company’s proprietary rights, there are no assurances that the Company will be successful in doing so.  The Company’s competitors may independently develop or patent technologies that are substantially equivalent or superior to the Company’s.

   Despite the Company’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company’s products or obtain and use information that the Company regards as proprietary.  In some types of situations, the Company may rely in part on “shrink wrap” or “point and click” licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions.  Policing unauthorized use of the Company’s products is difficult.  While the Company is unable to determine the extent to which piracy of the Company’s software exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect proprietary rights as fully as the United States.  The Company can offer no assurance that the Company’s means of protecting its proprietary rights will be adequate or that the Company’s competitors will not reverse engineer or independently develop similar technology.

    The Company incorporates a number of third party software providers’ licensed technologies into its products, the loss of which could prevent sales of the Company’s products or increase the Company’s costs due to more costly substitute products.

    The Company licenses technologies from third party software providers and such technologies are incorporated into the Company’s products.  The Company anticipates that it will continue to license technologies from third parties in the future.  The loss of these technologies or other third-party technologies could prevent sales of the Company’s products and increase the Company’s costs until substitute technologies, if available, are developed or identified, licensed and successfully integrated into the Company’s products.  Even if substitute technologies are available, there can be no guarantee that the Company will be able to license these technologies on commercially reasonable terms, if at all.

    The Company may discover software errors in its products that may result in a loss of revenues, injury to the Company’s reputation, or subject us to substantial liability.

    Non-conformities or bugs (“errors”) may be found from time to time in the Company’s existing, new or enhanced products after commencement of commercial shipments, resulting in loss of revenues or injury to the Company’s reputation.  In the past, the Company has discovered errors in its products and as a result, has experienced delays in the shipment of products.  Errors in the Company’s products may be caused by defects in third-party software incorporated into the Company’s products.  If so, the Company may not be able to fix these defects without the cooperation of these software providers.  Since these defects may not be as significant to the software provider as they are to us, the Company may not receive the rapid cooperation that may be required.  The Company may not have the contractual right to access the source code of third-party software, and even if the Company does have access to the code, the Company may not be able to fix the defect. In addition, our customers may use our service in unanticipated ways that may cause a disruption in service for other customers attempting to access their data. Since the Company’s customers use the Company’s products for critical business applications, any errors, defects or other performance problems could hurt the Company’s reputation and may result in damage to the Company’s customers’ business.  If that occurs, customers could elect not to renew, or delay or withhold payment to us, we could lose future sales or customers may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation. These potential scenarios, successful or otherwise, would likely be time consuming and costly.

    Some competitors are larger and have greater financial and operational resources that may give them an advantage in the market.

    Many of the Company’s competitors are larger and have greater financial and operational resources.  This may allow them to offer better pricing terms to customers in the industry, which could result in a loss of potential or current customers or could force us to lower prices.  Any of these actions could have a significant effect on revenues.  In addition, the competitors may have the ability to devote more financial and operational resources to the development of new technologies that provide improved operating functionality and features to their product and service offerings.  If successful, their development efforts could render the Company’s product and service offerings less desirable to customers, again resulting in the loss of customers or a reduction in the price the Company can demand for the Company’s offerings.

    Risks Relating to the Company’s Common Stock

    The Company’s common stock may be subject to the “penny stock” rules of the SEC and the trading market in the Company’s securities is limited, which makes transactions in the Company’s stock cumbersome and may reduce the value of an investment in the Company.

    The SEC has adopted Rule 15g-9 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), which establishes the definition of a “penny stock,” for the purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

•	That a broker or dealer approve a person’s account for transactions in penny stocks; and
•	The broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

    In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	Obtain financial information and investment experience objectives of the person; and
•
Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of valuating the risks of transactions in penny stocks.

    The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	Sets forth the basis on which the broker or dealer made the suitability determination; and
•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

    Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of the Company’s common stock and cause a decline in the market value of the Company’s stock.

    Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    The limited public market for the Company’s securities may adversely affect an investor’s ability to liquidate an investment in the Company.

    Although the Company’s common stock is currently listed on the NYSE AMEX, there is limited trading activity.  The Company can give no assurance that an active market will develop, or if developed, that it will be sustained.  If you acquire shares of the Company’s common stock, you may not be able to liquidate the Company’s shares should you need or desire to do so.

    Future issuances of the Company’s shares may lead to future dilution in the value of the Company’s common stock, will lead to a reduction in shareholder voting power, and may prevent a change in Company control.

    The shares may be substantially diluted due to the following:

•	Issuance of common stock in connection with funding agreements with third parties and future issuances of common and preferred stock by the Board of Directors; and
•
The Board of Directors has the power to issue additional shares of common stock and preferred stock and the right to determine the voting, dividend, conversion, liquidation, preferences and other conditions of the shares without shareholder approval.

    Stock issuances may result in reduction of the book value or market price of outstanding shares of common stock.  If the Company issues any additional shares of common or preferred stock, proportionate ownership of common stock and voting power will be reduced.  Further, any new issuance of common or preferred stock  may prevent a change in control or management.

    Compliance with the rules established by the Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will be complex. Failure to comply in a timely manner could adversely affect investor confidence and the Company’s stock price.

    Rules adopted by the Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require the Company to perform an annual assessment of its internal controls over financial reporting, and certify the effectiveness of those controls. The standards that must be met for management to assess the internal controls over financial reporting as now in effect are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. The Company may encounter problems or delays in completing activities necessary to make an assessment of the Company’s internal controls over financial reporting. Due to the Company’s limited personnel resources and lack of experience, it may encounter problems or delays in completing the implementation of any requested improvements. If the Company cannot perform the assessment or certify that its internal controls over financial reporting are effective, investor confidence and share value may be negatively impacted.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares of our common stock by the Selling Stockholders. A portion of the shares covered by this prospectus are issuable upon exercise of Warrants. Upon any exercise of the Warrants for cash, the Selling Stockholders would pay us the exercise price of the Warrants. The cash exercise price of the Warrants ranges from $3.30 to $4.00 per share of our common stock, subject to adjustment as set forth in the Warrants. Some Warrants are exercisable on a cashless basis under certain conditions set forth in those Warrants. If the Warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Stockholders upon any exercise of the Warrants. Instead, the Selling Stockholders would satisfy their obligation to pay the exercise price through a formula-based transfer of warrant shares to us.  Provided, however, any cash proceeds from the exercise of Warrants will be used by the Company for general corporate purposes.

SELLING STOCKHOLDERS

    The Selling Stockholders include (i) 100 accredited investors who purchased 584,000 shares of our Series A Preferred in a private placement transaction that closed in June 2007, of which 528,750 are currently issued and outstanding, and four subsequent purchasers who acquired Series A Preferred from a Selling Stockholder.  The shares of the Company’s common stock being offered in this registration statement consist of (i) 1,762,484 shares of common stock issuable upon conversion of the  528,750 Series A Preferred; (ii) 417,137 shares of our common stock underlying Warrants issued to the Series A Preferred shareholders who participated in the June 2007 private offering (“2007 Private Placement”); and (iii) 194,667 shares of our common stock underlying Warrants issued to Taglich Brothers, Inc., the placement agent of our 2007 Private Placement. The Series A Preferred sold in the 2007 Private Placement were sold at a price of $10.00 per share.  We received a total of $5,840,000 of gross proceeds in the 2007 Private Placement.  In connection with the 2007 Private Placement, we hired Taglich Brothers, Inc. as our placement agent.  We paid Taglich Brothers, Inc. a cash placement fee of 8% of the gross proceeds from the sale of shares to individuals introduced by Taglich and 4% of gross proceeds from all other participants, or $455,200 as well as a conversion exchange of one warrant for every ten shares issued as a result of the 2007 Private Placement.

    This prospectus is part of a registration statement filed by us with the SEC under the Securities Act, covering the resale of such shares of our common stock from time to time by the Selling Stockholders.

    The securities are being offered by the named Selling Stockholders below. The shares underlie the Series A Preferred issued and the table below assumes the exercise of all Warrants to purchase common stock owned by the Selling Stockholders. These factors include, but are not limited to, the other rights associated with the terms of the warrant agreements, whether there is a specific exemption to registration under federal and state securities laws for the exercise, and the specific exercise price of the securities held by each selling security holder and its relation to the market price.

    The Selling Stockholders may from time to time offer and sell, pursuant to this prospectus, up to an aggregate of 2,371,268 shares of our common stock underlying the Series A Preferred now owned by the participants. The selling security holders may upon conversion, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.

    We do not know when or in what amounts the Selling Stockholders may offer the shares described in this prospectus for sale. The selling security holders may decide not to sell any of the shares that this prospectus covers. Because the selling security holders may offer all or some of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares that the Selling Stockholders will hold after completion of the offering, we cannot estimate the number of the shares that the Selling Stockholders will hold after completion of the offering. For purposes of the following tables, we have assumed that, after completion of the offering, the selling security holders will sell all of the securities that this prospectus covers.

Name	Number of Shares of Common Stock Owned Before Offering (1)	Number of Shares to Be Offered (2)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering
Hillson Partners LP (4)(5)	420,561	202,380	218,181	2.4%
Meadowbrook Opportunity Fund LLC (3)(6)(17)	28,571	28,571	-	*
Randall K. Fields (17)	5,557,056	16,666	5,540,390	45.8%
Emily A. Cruz (17)	4,357	4,357	-	*
Michael Taglich C/F Hope Taglich UGMA (17)	5,047	5,047	-	*
Michael Taglich Cust for Lucy Taglich UTMA NY (17)	7,264	7,264	-	*
Michael N Taglich (4)(7)(17)	294,292	156,201	138,091	1.5%
Robert F Taglich (4)(7)(17)	293,825	172,867	120,958	1.4%
London Family Trust (3)(8)	21,429	21,429	-	*
Robert W Allen & Susan M Allen JTWROS (4)	119,371	101,190	18,181	*
Neal Goldman (3)	101,190	101,190	-	*
E H Arnold (4)	246,644	101,190	145,454	1.6%
Shadow Capital LLC Attn B Kent Garlinghouse (4)(9)	153,679	80,952	72,727	*
John R Bertsch Trust Dtd 12/4/2004 John R Bertsch Trustee (4)	136,952	80,952	56,000	*
Sara Bower Penn TTEE Sara Bower Penn Living Trust Dtd 4/30/02 (4)	80,714	60,714	20,000	*
Dennis Fortin (4)	80,714	60,714	20,000	*
Susan Thorstenn & Magnus Thorstenn JTWROS (3)	50,595	50,595	-	*
Paul Seid (3)(17)	92,500	92,500	-	*
Robert Schroeder (7)	80,880	40,880	40,000	*
John L Palazzola (3)	40,476	40,476	-	*
Videotape Products, Inc (3)(10)	40,476	40,476	-	*
Clyde Berg (3)	7,143	7,143	-	*
Lighthouse Capital LLC (3)(11)	40,476	40,476	-	*
Hillson Private Partners II, LLLP (4)(12)	40,476	40,476	-	*
Sandra L Brecher (3)	30,357	30,357	-	*
William C Steele TTEE William C Steele Living Trust UAD 5-11-98 (4)	44,490	26,309	18,181	*
Keith Becker (3)	24,286	24,286	-	*
Glenn Schabel (3)	24,286	24,286	-	*
Alvin R Bonnette Rev Trust U A Dtd 1/31/85 Alvin R Bonnette Trustee (3)	22,666	22,666	-	*
Thomas J Bean (4)	36,237	20,237	16,000	*
Robert G Moussa (3)	20,237	20,237	-	*
Biscayne National Corp (3)(13)	20,237	20,237	-	*
Albert Esposito & Margaret Esposito JTWROS (3)	20,237	20,237	-	*
William P Kaiser (3)	16,737	16,737	-	*
Peder G Larsen and Margaret S Larsen JTWROS (3)	3,571	3,571	-	*
Mike Taglich POA Tag/Kent Partnership F/B/O Garlinghouse/M Taglich B Taglich (4)(14)(17)	36,904	36,904	-	*
John P Junge & Sue H Junge TTEE FBO Junge Revocable Trust UAD 12-9-91 (3)	17,000	17,000	-	*
RFS Trust U/A/D 12/30/96 Richard F Sherman TTEE (3)	-	-	-	*
Richard A Kraemer Trust U A/D 12/12/96 Richard A Kraemer TTEE (3)	16,190	16,190	-	*
David L Allen (3)	16,190	16,190	-	*
Robert W Allen Jr (3)	16,190	16,190	-	*
Vincent Palmieri (7)	23,627	13,627	10,000	*
Douglas Hailey (7)	27,263	13,627	13,636	*
Mark Ravich (3)(17)	28,809	28,809	-	*

Frank M Durrance (3)	2,143	2,143	-	*
Kenneth Bodenstein TR Kenneth Bodenstein TTEE Dtd 7/30/84 (3)	12,143	12,143	-	*
Brian F Leonard and Martha E Leonard JT TEN WROS (3)	12,143	12,143	-	*
Mark C Ladendorf & Debra Ladendorf JTWROS (3)	12,143	12,143	-	*
B Roy Smith & Joyce L Smith JTWROS (3)	12,143	12,143	-	*
Arthur H Finnel (3)	11,333	11,333	-	*
Harvey Bibicoff and Jacqueline Bibicoff Trustees of the Bibicoff Family Trust Dtd May 16, 2000 (3)	11,333	11,333	-	*
Michael P Hagerty (4)	20,423	11,333	9,090	*
Robert Whitfield Donegan (3)	11,333	11,333	-	*
Stephen Friedland and Linda Friedland JTWROS (3)	11,333	11,333	-	*
James B Deutsch & Deborah M Deutsch JTWROS (3)	11,333	11,333	-	*
Donald McCulloch & Jacqueline McCulloch JTWROS (3)	11,333	11,333	-	*
Raymond M Beebe & Joan D Beebe JTWROS (3)	10,119	10,119	-	*
Albert C Esposito Brooke Crowley Esposito JT TEN (3)	10,119	10,119	-	*
Dr Baldev S Brar & Dr Gurmukh K Brar JT TENWROS (3)	10,119	10,119	-	*
Robert G Paul (3)	10,119	10,119	-	*
Applebaun Family LTD Partners Irving Applebaum General Ptnr (3)(15)	10,119	10,119	-	*
IRA FBO Russel J Bernier Pershing LLC as Custodian Rollover Account (4)	8,500	8,500	-	*
Lawrence Kane (3)	8,095	8,095	-	*
SEP FBO John Stevens Pershing LLC as Custodian (3)	8,095	8,095	-	*
T Mark Sledge (3)	1,429	1,429	-	*
William Kehl (3)	8,095	8,095	-	*
Angus Bruce Lauralee Bruce (4)	11,735	8,095	3,640	*
Richard Oh (7)	17,534	7,533	10,000	*
Mike Brunone (7)	14,418	7,418	7,000	*
SEP FBO Ronald C Hintz Pershing LLC as Custodian (3)	6,071	6,071	-	*
IRA FBO Arthur Resnikoff Pershing LLC as Custodian Rollover Account (3)	6,071	6,071	-	*
Jeffrey L Sadar & Barbara A Sadar JTWROS (3)	5,666	5,666	-	*
Terry E Hagen and Dawn R Hagen as JTWROS (3)	5,666	5,666	-	*
Tad Wilson (3)	5,666	5,666	-	*
Robert B Cashion (3)	5,666	5,666	-	*
John W Crow (3)	5,666	5,666	-	*
Wulf Paulick & Renate Paulick JTWROS (3)	5,666	5,666	-	*
Steve Redmon & Brenda Redmon JT TEN WROS (3)	5,666	5,666	-	*
Kenneth J Feroldi Nancy J Feroldi JTWROS (3)	5,666	5,666	-	*
IRA FBO Angel Rosario Pershing LLC as Custodian Rollover Account (3)	5,666	5,666	-	*
David J Larkworthy TOD Dtd 1/20/06 (3)	5,666	5,666	-	*
Samuel L Box & Lisa Marsh Box JT TEN WROS (3)	5,666	5,666	-	*
Elliot D Cohen & Bonnie S Cohen JTWROS (3)	5,666	5,666	-	*
Peter S Gold (3)	5,666	5,666	-	*
Ronald Courey (3)	5,666	5,666	-	*
Paul Berko (3)	4,857	4,857	-	*
David G Linville (3)	4,047	4,047	-	*
Joseph F Domenice (3)	4,047	4,047	-	*
Darrell Frost (3)	4,047	4,047	-	*
Charles M Thompson (3)	4,047	4,047	-	*
Dr Richard V Nuttall & Annetta Mets Nuttall JTWROS (3)	4,047	4,047	-	*

Barbara Susca (3)	4,047	4,047	-	*
Walter E Beisler (3)	4,047	4,047	-	*
Michael L Smith & Larry E Smith JT TEN WROS (3)	4,047	4,047	-	*
Joseph Martha (4)	8,047	4,047	4,000	*
Bart & Wendy Baker JTWROS (4)	10,047	4,047	6,000	*
Mark Bourque (3)	4,047	4,047	-	*
Tom C Mina (3)	4,047	4,047	-	*
Ann B Oldfather (3)	4,047	4,047	-	*
Ronald D Cowan (3)	4,047	4,047	-	*
Powell Family Limited Partners C/O Ron Powell (3)(16)	4,047	4,047	-	*
John J Resich Jr TTEE John J Resich Jr RET Trust (3)	4,047	4,047	-	*
Mary M Schnurer (3)	4,047	4,047	-	*
Stephen C Radocchia (3)	4,047	4,047	-	*
John Faure (3)	4,047	4,047	-	*
Thomas R Jennett & Jodi K Jennett JT TEN WROS (3)	4,047	4,047	-	*
Mavin J Loutsenhizer (4)	8,047	4,047	4,000	*
Valdemar Skov (3)	4,047	4,047	-	*
Peter Carroll & Maureen Carroll JT/WROS (3)	4,047	4,047	-	*
Russell Bernier (7)	6,280	1,560	4,720	*

(1)	The Selling Stockholders have no obligations to sell all or any of their shares.
(2)	Assumes all shares offered are sold.
(3)
Each of these Selling Stockholders, who names as listed above include a reference to this Note 3, purchased Series A Preferred in an accredited investor-only private offering that was completed in June 2007.  This transaction resulted in the issuance to each of the accredited investors of Series A Preferred in consideration of  $10.00 per share, convertible into common stock at $3.00 per share. Gross proceeds from the transaction were approximately $5,840,000.  Participants also received a warrant to purchase 1,000 shares of common stock for every $14,000 in Series A Preferred purchased.  The placement agent for the transaction was Taglich Brothers, Inc., which received an 8% commission on shares issued to individuals introduced by Taglich and 4% for all other participants, paid in cash, as well as a conversion exchange of one warrant for every ten shares issued as a result of the private placement in June 2007. For details of the members of Taglich brothers who received the Warrants.  See Note 7. Except for the purchase of shares in such offering, none of these Selling Stockholders have been involved in any material transaction with the Company or had any material relationship with the Company during the last three years.  Information about other Selling Stockholders is set forth in Notes 4-16 below.

(4)
Each of these Selling Stockholders, who names as listed above include a reference to this Note 4, purchased Series A Preferred in an accredited investor-only private offering as described in Note 3.  The participants whose names include reference to this Note 4 also participated directly or indirectly in a private offering with the Company in June 2006, shares purchased in the June 2006 offering are listed as shares owned after offering and are not included in this registration statement.

(5)	Daniel Abramowitz as president of Hillson Partners LP has voting and/or investment power over these securities.
(6)	Michael Ragins as Manager of Meadowbrook Opportunity Fund LLC has voting and/or investment power over these securities.
(7)
Each of these Selling Stockholders, who names as listed above include a reference to this Note 16, has advised us that they are affiliated with a broker-dealer, Taglich Brothers, Inc., and that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities.  These stockholders received Warrants as commission for the transaction described in Note 3.  The number of shares received are as follows:

Mr. M. Taglich	55,011
Mr. R. Taglich	55,011
Mr. Schroeder	40,880
Mr. Hailey	13,627
Mr. Palmieri	13,627
Mr. Oh	7,533
Mr. Brunone	7,418
Mr. Bernier	1,560

(8)	Robert S London and Heath H London are the joint trustees of the London Family Trust and have voting and/or investment power over these securites.
(9)	B Kent Garlinghouse as Manager of Shawdow Capital LLC has voting and /or investment power over these securities.
(10)	John L Palazzola as President of Videotape Products, Inc has voting and/or investment power over these securities.
(11)	Lloyd B Emberg as Managing Member of Lighthouse Capital LLC has voting and/or investment power over these securities.
(12)	Daniel Abramowitz as president of Hillson Private Partners II, LLLP has voting and/or investment power over these securities.
(13)	Milton J Wallace as president of Biscayne National Corp has voting and/or investment power over these securities.
(14)	Michael Taglich as power of attorney of Tag/Kent Partnership has voting and/or investment power over these securities.
(15)	Irvine Applebaum as General Partner of Applebaum Family LTD Partners has voting and/or investment power over these securities.
(16)	Ron Powell as General Partner of Powell Family Limited Partners has voting and/or investment power over these securities.
(17)	Includes shares of common stock issuable upon conversion of Series A Preferred sold/purchased in a subsequent private transaction:

Meadowbrook Opportunity Fund LLC	(133,333)
Mr. Fields	16,666
Ms. Cruz	4,357
Mr. Ravich	16,666
Hope Taglich UGMA	5,047
Lucy Taglich UTMA	7,264
Tag/Kent Partnership	16,667
Mr. Seid	50,000
Mr. R. Taglich	16,666

PLAN OF DISTRIBUTION

    The Selling Stockholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

    The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

    The Selling Stockholders or their respective pledgees, donees, transferees, or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers, or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders, but excluding brokerage commissions or underwriter discounts.

    The Selling Stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

    The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such person. In the event that the Selling Stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the Selling Stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

    We have agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees, or other successors in interest, may be required to make in respect of such liabilities.

    If the Selling Stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Stockholders and the broker-dealer.

DESCRIPTION OF OUR CAPITAL STOCK

    The Company is authorized to issue up to 50,000,000 shares of common stock, $.01 par value and 30,000,000 shares of preferred stock, $.01 par value, of which 750,000 shares of have been designated as Series A Convertible Preferred Stock (“Series A Preferred”), and 600,000 shares have been designated as Series B Convertible Preferred Stock (“Series B Preferred”).  As of December 2, 2010, there were 11,184,830 shares of its common stock, 664,698 shares of its Series A Preferred, and 411,927 shares of its Series B Preferred issued or outstanding.  The following is a summary of the material rights and privileges of our common stock and preferred stock.

Common Stock

    Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and non-assessable.

Preferred Stock

    Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board.  The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock.  The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

    Although we have no present intent to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Warrants

    We are registering 608,804 shares of common stock underlying Warrants as part of this prospectus. The Warrants vary in exercise price from $3.30 to $4.00 and have terms expiring from May 31, 2011 to June 22, 2012. The number of shares and price at which the Warrants are exercisable is subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. If one of these events occurs, the number of shares into which the Warrants may be converted and the exercise price will be adjusted as needed to ensure that the warrant holder continues to have the right to receive a comparable number of shares or cash consideration as the holder would have received had the holder already exercised its warrant prior to the event. The Warrants have no price protection features, and may not be redeemed by the Company.

Series A Convertible Preferred Stock

            In June 2007, our Board of Directors adopted a resolution designating the Series A Preferred, consisting of 750,000 shares. 528,750 shares of Series A Preferred authorized are currently issued and outstanding. The following description of the Series A Preferred is a summary only:

            Dividends.  Holders of the Series A Preferred (each a "Holder") are entitled to receive cumulative dividends at the rate per share of 5% per annum. Prior to June 1, 2010, dividends shall be paid in cash or shares of Series A Preferred, or a combination thereof, pursuant to the terms and conditions of the transaction documents.  After June 1, 2010, the holders may elect to have future dividends paid in cash in the event that during any sixty (60) trading day period commencing on or June 1, 2010, the average closing price shall be less than or equal to the Series A Preferred stock conversion price.

            Voting Rights.  The holders of the Series A Preferred shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible.  The holders of Series A Preferred shall vote together with the holders of common stock as a single class.

    Liquidation.  Upon any liquidation, dissolution, or winding-up of  the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Series A Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the stated value of the Series A Preferred ($10 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each share of Series A Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

    Conversion. The shares of Series A Preferred are initially convertible into shares of the Company's common stock at a price of $3.00 per share, however, the conversion price is subject to adjustment based upon certain conditions.  If all shares of Series A Preferred are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 1,946,629 shares of common stock will be issued in such conversion.

    Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits.  If the Company (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization.  If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the common stock is converted into or exchanged for securities, cash or other property than each shares of Series A Preferred shall be convertible into the kind and amount of securities , cash or other property that a holder of the number of shares of common stock issuable upon conversion of one share of Series A Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

c)        Mandatory Conversion.  If  upon effective registration under the Securities Act the Closing Price of the Company’s common stock is for at least twenty (20) trading days during a period of thirty (30) trading days shall be at least 200% of Conversion Price, than all outstanding shares of Series A Preferred Stock shall automatically be converted  into such number of fully paid and nonassessable shares of common stock at the conversion price in effect at the time of conversion.  Upon such mandatory conversion the number of shares of Series A Preferred shall be automatically reduced by the number of shares that had been designated as Series A Preferred and all references to Series A Preferred shall be deleted herefrom and shall be of no further force or effect.

Series B Convertible Preferred Stock

    In July 2010, our Board of Directors adopted a resolution designating the Series B Preferred, consisting of 600,000 shares, of which 411,927 shares of Series B Preferred have been issued.  The following description of the Series B Preferred is a summary only:

            Dividends.  Holders of the Series B Preferred (each a "Holder") are entitled to receive cumulative dividends at the rate per share of 12% per annum for the first three years following the date of issuance, 15% per annum for the period beginning three years following the date of issuance and continuing until five years from the date of issuance, and 18% per annum beginning five years from the date of issuance.  Dividends are payable quarterly in cash.

    Voting Rights.  Beginning July 1, 2011, the holders of the Series B Preferred shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series B Preferred held by such holder are then convertible.  The holders of Series B Preferred shall vote together with the holders of common stock as a single class.

    Liquidation.  Upon any liquidation, dissolution, or winding-up of  the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Series B Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the greater of the stated value of the Series B Preferred ($10 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, or such amount as would have been payable had each share of Series B Preferred been converted into common stock immediately prior to such Liquidation.  In either event, the amount paid shall be paid for each share of Series B Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

    Conversion.  Each share of Series B Preferred may be converted, at the option of the holder, at any time after July 1, 2011, into 2.5 shares of common stock, however, the conversion price is subject to adjustment based upon certain conditions.  If all shares of Series B Preferred are converted into common stock at the initial conversion price, of which there can be no assurance, approximately 1,029,818 shares of common stock will be issued in such conversion.

Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits.  If the Company (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization.  If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the common stock is converted into or exchanged for securities, cash or other property than each shares of Series B Preferred shall be convertible into the kind and amount of securities , cash or other property that a holder of the number of shares of common stock issuable upon conversion of one share of Series B Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

c)        Mandatory Conversion.  If, upon effective registration under the the Closing Price of the Company’s common stock is for at least twenty (20) trading days during a period of thirty (30) trading days shall be at least 200% of Conversion Price, than all outstanding shares of Series A Preferred Stock shall automatically be converted  into such number of fully paid and nonassessable shares of common stock at the conversion price in effect at the time of conversion.  Upon such mandatory conversion the number of shares of Series B Preferred shall be automatically reduced by the number of shares that had been designated as Series B Preferred and all references to Series B Preferred shall be deleted herefrom and shall be of no further force or effect.

Transfer Agent

Our transfer agent is Interwest Transfer Company, 1981 East Murray-Holladay Blvd., Salt Lake City, Utah 84117.

LEGAL MATTERS

Certain legal matters in connection with this offering were passed upon for us by Cohne, Rappaport & Segal.

EXPERTS

    The financial statements of the Company included in this registration statement for the years ended June 30, 2010 and June 30, 2009 have been audited by HJ & Associates, LLC, of Salt Lake City, Utah, an independent registered public accounting firm as set forth in their report thereon.  Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2010 filed on September 15, 2010;
•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 filed on November 9, 2010;
•	Current Report on Form 8-K filed with the SEC on November 9, 2010.
•	Current Report on Form 8-K filed with the SEC on October 29, 2010.
•	Current Report on Form 8-K filed with the SEC on September 15, 2010.
•
The description of our common stock contained in the Registration Statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act on October 29, 2010, including any amendment or report filed with the Commission for the purpose of updating this description ; and

•
All of our filings made with the SEC pursuant to the Exchange Act after the date of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement of which this prospectus forms a part.

    All documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at Park City Group, Inc., Attn: Corporate Secretary, 3160 Pinebrook Rd, Park City, Utah, 84098, or calling us at (435) 645-200.

    This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

PROSPECTUS

2,371,268 SHARES COMMON STOCK

December 6, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that our expenses in connection with this registration statement will be as follows:

Legal Fees and Expenses*	5,000
Accounting Fees and Expenses*	1,500
Printing and Miscellaneous Expenses*	5,000

Total	$11,500

* Estimated expenses

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by  the General Corporation Law of the State of  Nevada, that our directors or officers shall not be personally liable to us or  our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders lights (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

    Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

5.1	Opinion re: Legality (1)
23.1	Consent of Counsel (1)
23.2	Consent of Independent Registered Public Accounting Firm – HJ & Associates, LLC*

(1)	Included in the Form SB-2 Registration Statement as filed with the SEC on August 3, 2007
*	Filed herewith

ITEM 17.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;  provided, however , that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free-writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free-writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park City, State of Utah, on December 3, 2010.

PARK CITY GROUP, INC.

By:	/s/ Randall K. Fields
Randall K. Fields
Chief Executive Officer, Chairman and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this  Registration Statement has been signed by the following  persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall K. Fields Randall K. Fields	Chairman of the Board and Director, Chief Executive Officer, (Principal Executive Officer)	December 3, 2010

/s/ David Colbert David Colbert	Vice President and Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	December 3, 2010

/s/ Robert W. Allen Robert W. Allen	Director, and Compensation Committee Chairman	December 3, 2010

/s/ James R. Gillis James R. Gillis	Director	December 3, 2010

/s/ Peter T. Brennan Peter Brennan	Director, and Nominating / Governance Committee Chairman	December 3, 2010

/s/ Richard S. Krause Richard S. Krause	Director, and Audit Committee Chairman	December 3, 2010

/s/ Robert P. Hermanns Robert P. Hermanns	Director	December 3, 2010

/s/ C. Manly Molpus C. Manly Molpus	Director	December 3, 2010

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